EX-99.d.1.i

AMENDMENT NO. 3 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

     THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE GROUP ADVISER FUNDS and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”), amended as of the 31st day of December, 2013 lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Management Fee Schedule (as a
percentage of average daily net assets)
Fund Name	Effective Date	Annual Rate
Delaware Diversified Income Fund	January 4, 2010	0.55% on first $500 million
0.50% on next $500 million
0.45% on next $1.5 billion
0.425% on assets in excess of $2.5 billion
Delaware U.S. Growth Fund	January 4, 2010	0.65% on first $500 million
0.60% on next $500 million
0.55% on next $1.5 billion
0.50% on assets in excess of $2.5 billion
Delaware Global Real Estate Opportunities Fund		0.99% on the first $100 million
	September 28, 2012	0.90% on the next $150 million
0.80% on assets in excess of $250 million

DELAWARE MANAGEMENT COMPANY,		DELAWARE GROUP ADVISER FUNDS
A series of Delaware Management Business Trust

By:	/S/ DAVID P. O’CONNOR	By:	/s/ PATRICK P. COYNE
Name:	David P. O’Connor	Name:	Patrick P. Coyne
Title:	Executive Vice President	Title:	President